XENON

PHARMACEUTICALS INC.

3650 Gilmore Way

Burnaby, BC

Canada V5G 4W8

T 604-484-3300

F 604-484-3450

www.xenon-pharma.com

Exhibit 10.9

October 3, 2014

Confidential

Via Electronic Mail

Simon N. Pimstone

c/o Xenon Pharmaceuticals Inc.

3650 Gilmore Way

Burnaby, BC V5G 4W8

Dear Simon,

Re: Offer of Continued Employment

We are pleased to offer you continued employment with Xenon Pharmaceuticals Inc. (the “Company”), on the terms and conditions herein, and in consideration for the change of control protections provided to you by the Company. This Agreement will replace and supersede your existing employment agreement in its entirety; please read it carefully. If you wish to accept the terms herein, please execute and return this agreement to me today (the “Effective Date”).

As of the Effective Date, you will continue to be engaged by the Company in the full-time position of President & CEO.

A. Base Salary. As of the Effective Date, you will continue to earn a base salary of $392,202 per year, less statutory and other applicable deductions as required, for all work and services you perform for the Company (the “Base Salary”). The Base Salary is payable semi-monthly in arrears in accordance with the Company’s applicable payroll policies.

B. Annual Discretionary Bonus. In addition to your Base Salary, you are eligible to earn an annual discretionary bonus of up to 50% percent of your Base Salary, less statutory and other applicable deductions as required, for each completed calendar year of service. You will be eligible for this bonus in respect of the full 2014 calendar year without regard to the Effective Date. The payment and amount of the annual bonus is within the sole discretion of the Board of Directors (the “Board”) and will be evaluated in January of each year in relation to the achievement of corporate and personal objectives. Such objectives will be established annually by the Board in its sole discretion. If you work the entire bonus year, you will be eligible for an annual discretionary bonus determined in the ordinary course using relevant criteria in a manner consistent with prior practice, even if the Company terminates your employment after the bonus year prior to the payment of the annual bonuses.

C. Annual Review. Your compensation package, including your salary and bonus percentage, will continue to be reviewed annually; any adjustment to the same is at the sole discretion of the Company provided that the Base Salary will not be reduced without your consent and subject to Sections L and M of this Agreement.

D. Expense Reimbursement. In accordance with its expense policy as amended from time to time, the Company will reimburse any authorized expenses actually and reasonably incurred in the course of performing your employment

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duties. The Company will also provide to you, for the duration of your employment, any necessary work tools, such as a laptop computer and mobile phone. Subject to approval by the Company, you will also be reimbursed for out-of-pocket expenses incurred for attending courses or workshops related to your employment duties.

E. Reporting Structure/Responsibilities. You will report to the Board of Directors of the Company (the “Board”). You will continue to perform the responsibilities and duties of your position, and subject to Sections L and M such other responsibilities and duties as may be requested by the Board from time to time. You will at all times continue to: (i) conform to the reasonable and lawful directions of the Company and the Board; (ii) adhere to all applicable Company policies; (iii) give the Company the full benefit of your knowledge, expertise, skill and ingenuity; (iv) well and faithfully serve the Company; (v) devote your best efforts to furthering the interests of the Company; and (vi) exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

You will not during your employment with the Company, be employed by, or provide products or services of any nature whatsoever to, any other person, company, organization or other entity without prior written permission from the Company. This does not restrict you from performing reasonable volunteer activities; however, you must obtain the consent of the Company if you wish serve on a board of directors or advisory board, or if you perform any paid work or services for another organizations. Schedule A contains a description of all such appointments and positions that you currently occupy, and all paid work and services you currently provide to outside organizations, to which the Company confirms that it has provided, and continues to provide, at its discretion, its permission.

F. Vacation and Sick Days. In accordance with the Company’s policies, you will earn twenty (20) days of vacation per calendar year on a pro rata basis, and accrue five (5) sick days per calendar year on a pro rata basis. You must take your vacation within twelve (12) months of it being earned. Unused sick days will not be paid out at the end of the calendar year and may not be carried over.

G. Non-Disclosure, Non-Solicitation & Non-Competition Agreement. As a condition of entering into this agreement, you must enter into the enclosed Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement. Please note that this agreement also deals with confidentiality and the ownership of intellectual property developments. By entering into this agreement, you are agreeing that compliance with its provisions is reasonable and a necessary requirement in our highly competitive industry, and may be required by our agreements with our suppliers, customers, and distributors.

H. Stock Options. You will be eligible to participate in (i) the Company’s Amended and Restated Stock Option Plan (the “Current SOP”), a current copy of which is enclosed with this Agreement, and (ii) if implemented, the 2014 Equity Incentive Plan that the Company is planning to adopt in connection with an initial public offering of the Company under the US Securities Exchange Act of 1934 (the “2014 EIP”), a current copy of which is enclosed with this Agreement, each as amended from time to time (together referred to as the “Stock Option Plan”). Nothing in this Agreement will affect in any way the stock options granted to you by the Company to date, all of which will, except as expressly provided in this

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Agreement, continue to vest and be exercisable in accordance with the terms of the Company’s grant and the applicable stock option plan of the Company (all applicable prior stock option plans, and the Stock Option Plan, are referred to as the “Stock Option Plans”).

I. Benefits. You will be eligible to continue to participate in the Company’s employee group benefit plans as offered to the Company’s executives, and as amended, from time to time, subject to the Company’s policies, eligibility rules, and the terms established by the service providers, as amended from time to time. You will be eligible to continue to participate in the Company’s current Group RRSP Plan, under which the Company will pay you the greater of (i) an amount equal to your annual RRSP contributions or (ii) 5% of your Base Salary, provided that the Company will pay the portion equal to your RRSP annual contribution limit directly to your RRSP account and the balance directly to you, less applicable withholdings and deductions (the “RRSP Contributions”).

J. Taxes. Any taxes, withholdings and premiums applicable to your employment compensation package with the Company will be deducted and remitted to the appropriate authorities and service providers in accordance with the Company’s standard policies and the law.

K. Insurance and Indemnification. As an officer of the Company, you will be covered by its Directors’ and Officers’ Liability Insurance Policy, subject to the terms of the policy and any amendments made from time to time at the Board’s discretion. Your coverage under such insurance policy will continue after your employment ends, in respect of your employment, subject to the terms of the policy.

L. Change of Control. In this Agreement:

a.	“Average Bonus” means an amount that is (i) the sum of the annual bonus awards (expressed as a percentage of the applicable year’s Base Salary) that you earned in each of the three (3) completed calendar years preceding the date your employment with the Company terminates, divided by (ii) three (3), multiplied by (iii) your Base Salary at the time your employment with the Company terminates [for example (15% + 5% + 10%) /3 = 10% of Base Salary].

b.	“Change of Control” means:

(i)	the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act) (“Person”), whether directly or indirectly, of voting securities of the Company that, together with all other voting securities of the Company held by such Person, constitute in the aggregate more than 50% of all outstanding voting securities of the Company; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company will not be a Change of Control;

(ii)

an amalgamation, arrangement or other form of business combination of the Company with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the

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business combination; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company will not be a Change of Control; or

(iii)	a change in the ownership of a substantial portion of the Company’s assets, including the sale, lease, transfer or exchange of a substantial portion of the Company’s assets, to another Person, other than in the ordinary course of business of the Company, which occurs on the date that such Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to a Related Entity, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity of which the Company has Control, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the all outstanding voting securities of the Company, or (4) an entity of which a Person described in this subsection (iii)(B)(3) has Control. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide public offering, financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (x) its sole purpose is to change the state or jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company the voting securities of which will be owned in substantially the same proportions by the persons who held the Company’s voting securities immediately before such transaction.

c.	“Good Reason” means any of the following occurring within twelve (12) months after the occurrence of a Change of Control:

(i)	any unilateral change or series of adverse changes to your employment responsibilities, reporting relationship or status within the Company, such that immediately after such a change or series of adverse changes to your responsibilities, reporting relationship and status, taken as a whole, and taking into account the size and complexity of the business of the Company at that time, are substantially less than those assigned to you immediately prior to such change or series of adverse changes; or

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(ii)	a material reduction by the Company in your Base Salary or other compensation as in effect prior to the Change of Control that would constitute a constructive dismissal at common law; or

(iii)	the taking of any action by the Company, or the failure by the Company to take any action, that would materially adversely affect your participation in, or materially reduce your aggregate benefits under, the total package of incentive, bonus, compensation, RRSP, life insurance, health, accident disability and other similar plans in which you are participating prior to the action by the Company or the failure by the Company to take any action; or

(iv)	the unilateral requirement that you relocate anywhere outside Metro Vancouver (or, if based at the Company’s offices in another place, the requirement that you relocate somewhere else) where the new location you are required to report to is either not in Canada or both (i) more than 60 kilometers from your previous work location and (ii) more than 60 kilometers from your primary residence; or

(v)	failure or refusal of the Successor Company to offer you terms and conditions of employment, including the provisions of Section M of this Agreement, that are substantially the same as the provisions of this Agreement;

(vi)	subject to the terms of this Agreement, any reason which would be considered to amount to constructive dismissal by an arbitrator under the laws applicable in British Columbia; or

(vii)	termination of your employment without cause by the Company or a Successor Company,

provided that any change or series of in reporting relationship alone will not constitute good reason.

d.	“Successor Company” means, in connection with a Change of Control, the surviving or acquiring company or entity.

M. Good Reason in Connection With or Following Change of Control: In the event of Good Reason, where the Good Reason occurs:

a.	prior to the Change of Control but is related or connected to the Change of Control; or

b.	within twelve (12) months of the date of the Change of Control,

then your employment will end on the date it is terminated by the Company or Successor Company or the date terminated by you for Good Reason, in which case the Company or Successor Company will provide you with the following:

a.	twelve (12) months’ Base Salary, plus one (1) additional month of Base Salary for every year of consecutive service with the Company and Successor Company including service prior to the Effective Date, up to a combined maximum of eighteen (18) months (the “Payment Period”);

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b.	payment of your Average Bonus pro-rated for the period of the bonus year you actually worked, less statutory and other applicable deductions as required, payable within four (4) weeks of the termination date provided that if a bonus has not yet been determined for the preceding completed calendar year, the Company or Successor Company will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice so that the Average Bonus can then be determined and paid in accordance with this provision;

c.	the RRSP Contributions the Company or Successor Company would have paid on your behalf during the Payment Period and, if unpaid, for the period earned and accrued up to the termination of your employment;

d.	notwithstanding any provision in the Stock Option Plans to the contrary:

(i)	immediate vesting of all unvested stock options and other deferred compensation awards already granted to you by the Company or the Successor Company;

(ii)	with respect to stock options granted pursuant to the Current SOP and any prior stock option plan, continued exercise rights up to ninety (90) days after the end of the Payment Period, at which time such rights will be null and void; and

(iii)	with respect to stock options and other deferred compensation granted pursuant to the 2014 EIP and any subsequent deferred compensation plan, continued exercise rights for the longer of the period stipulated in the applicable plan or grant and 6 months from the termination of your employment.

e.	subject to the applicable insurer’s terms of coverage, the Company or Successor Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (i) the end of the Payment Period, or (ii) the date you commence full-time employment. In the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated.

In the case of Good Reason (other than Good Reason under Section L.c.(vii)), you must provide the Company or Successor Company with thirty (30) days’ written notice of Good Reason within three (3) months of the occurrence of Good Reason or, where based on a series of changes, within three (3) months from the occurrence of the last change in the series of changes. Where the Good Reason is based in whole or in part on a series of changes, the notice period that is based on three (3) months from the occurrence of Good Reason will commence on the occurrence of the last change in the series. Within thirty (30) days of receipt of written notice of Good Reason, the Company or the Successor Company may correct, reverse, rectify or otherwise resolve the change or series of changes that constitute Good Reason, in which case your employment with the Company or Successor Company will continue.

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The payments above will be paid to you within four (4) weeks of the termination date, will be inclusive of any termination or severance pay owing to you under applicable employment standards legislation, and will be subject to statutory withholdings and other regular payroll deductions. You will be entitled to the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment. In the event you trigger termination under the Change of Control/Good Reason terms above or are entitled to the termination provisions above as a result of the termination of your employment without cause, you will not be eligible for any payment pursuant to the termination sections below.

Termination:

N. Resignation. If for any reason you should wish to leave the Company, you will provide the Company with three (3) months’ prior written notice of your intention (the “Resignation Period”). You agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end your employment immediately by delivering to you a written notice promptly followed by payment of the Base Salary due to you during the remainder of the Resignation Period and any pay accrued and owing under this Agreement up to the date of termination of your employment.

O. Termination for Cause. The Company may terminate your employment at any time for cause, effective upon delivery by the Company to you of a written notice of termination of your employment for cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

P. Termination Without Cause. The Company may terminate your employment without cause at any time upon providing you working notice of termination, or a lump sum payment of Base Salary in lieu of said notice, or an equivalent combination of working notice and a lump sum payment of Base Salary in lieu of notice, in the amount of twelve (12) months plus one (1) additional month for every one (1) year of consecutive service with the Company including service prior to the Effective Date, up to a combined maximum of eighteen (18) months (the “Payment Period”).

In the event the Company provides you with any Base Salary in lieu of notice:

(i)	subject to the insurer’s terms of coverage, the Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (I) the end of the Payment Period, or (II) the date you commence full-time employment (in the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated);

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(ii)	the Company will pay you an Average Bonus pro-rated for the period of the partial bonus year you actually worked immediately prior to the termination of your employment, less statutory and other applicable deductions as required, payable within four (4) weeks of the termination date, provided that if a bonus has not yet been determined for the preceding completed calendar year, the Company will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice so that the Average Bonus can then be determined and paid in accordance with this provision;

(iii)	the Company will pay you the RRSP Contributions it would have paid on your behalf for the balance of the Payment Period; and

(iv)	notwithstanding any provision in this Agreement or in the Stock Option Plans to the contrary, the Company will extend the vesting and exercise rights of your vested and unvested stock options and other deferred compensation as follows:

(I)	for stock options granted under the Current SOP and any prior stock option plan, the stock options will continue vesting until the end of the Payment Period, at which time all unvested options will be null and void, and all vested stock options will be exercisable until the earlier of the original expiry date of the options and the date that is three (3) months following the end of the Payment Period; and

(II)	for stock options and other deferred compensation granted under the 2014 EIP and any subsequent incentive compensation plan, the stock options and other deferred compensation will continue to vest for a period of three (3) months after the date your employment terminates and all vested stock options and other deferred compensation will be exercisable until the earlier of the original expiry day of the stock options and deferred compensation and the date that is six (6) months after the date your employment terminates.

Any payment in lieu of notice provided to you will be inclusive of any termination or severance pay owing to you under applicable employment standards legislation and subject to statutory withholdings and other regular payroll deductions. You will not be entitled to receive any further pay or compensation except (i) as expressly set out in this Agreement, and (ii) the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment.

No Implied Entitlement. Other than as expressly provided herein, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Continued Effect. Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

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Authorization to Deduct Debts. If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final pay or any other payment due to you to the extent permitted by the Employment Standards Act if applicable. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within 14 days of any demand for repayment.

Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, or enforce the covenants hereunder, that dispute will be resolved confidentially as follows:

a.	Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable and expeditious negotiations.

b.	Mediation – If the parties are unable to negotiate resolution of a dispute, either party may with the agreement of the other party refer the dispute to mediation by providing written notice to the other party. If the parties cannot agree on a mediator within fifteen (15) days of receipt of the notice to mediate, then either party may make application to the British Columbia Arbitration and Mediation Society to have one appointed. The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each party will bear its own costs, including one-half share of the mediator’s fees.

c.	Arbitration – If, after mediation, the parties have been unable to resolve a dispute or, at any time, if mediation is not undertaken, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within fifteen (15) days of receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration. Each party will bear its own costs, including one-half share of the arbitrator’s fees, provided that the arbitrator will have discretion to award costs against either party.

Legal Counsel. You have been advised by the Company to retain independent legal advice with respect to this offer of employment.

Currency. Except as otherwise specifically indicated, all monetary amounts referenced herein are in Canadian dollars.

Severability. If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or

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unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

Entire Understanding. We also confirm that this Agreement and the attached Non-Disclosure, Non-Solicitation and Non-Competition Agreement set forth our entire understanding of the terms of your employment with the Company, and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements (including your attached former employment agreement), covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. Any modifications to these employment terms must be made in writing and signed by both you and the Company.

Governing Law. This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the Province of British Columbia.

If you have any questions or concerns regarding the above, please do not hesitate to contact me.

To accept this Agreement on the terms set out herein, please sign where indicated below, and return a signed copy of this Agreement along with a signed copy of the Employee Non-Disclosure, Non-Competition and Non-Solicitation Agreement to me.

Yours sincerely,

XENON PHARMACEUTICALS INC.

/s/ Karen Corraini

Name: Karen Corraini

Title: General Counsel and Corporate Secretary

Attachments:

1)	Your former Employee Agreement

2)	Xenon Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement

3)	Current Amended and Restated Stock Option Plan

4)	2014 Equity Incentive Plan

I hereby confirm that I have read, understand and voluntarily accept the terms of this Agreement:

/s/ Simon N. Pimstone	October 3, 2014
Simon N. Pimstone	Date

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SCHEDULE A

Disclosure of Volunteer, Board and Other External Commitments

Position	Organization	Length of Appointment/Engagement

Director	EupraxiaTherapeutics	Two years
Director	Cyon Therapeutics	One year
Director	Enject Therapeutics	Three years
Ass. Clinical Professor	University of B.C.	To start by end of 2014

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